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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  August 31, 1997

                           CRESCENT OPERATING, INC.
             (Exact name of Registrant as specified in its Charter)


        Delaware                    333-25223                   75-2701931
(State of Organization)      (Commission File Number)          (IRS Employer
                                                          Identification Number)

  777 Main Street
 Fort Worth, Texas                                                 76102
(Address of Principal                                            (Zip Code)
 Executive Offices)


                                 (817) 877-0477
             (Registrant's telephone number, including area code)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


                                   BACKGROUND

     On August 31, 1997 and effective as of July 31, 1997, Crescent Operating, Inc. (the "Company") entered into a series of transactions (the "RoseStar Transactions"), pursuant to which the Company acquired for $2 million in cash the following assets: (i) 100% of the membership interests in RoseStar Management LLC ("RoseStar"); and (ii) all of the common stock, $.01 par value, of each of RSSW Corp. ("RSSW") and RSCR Arizona Corp. ("RSCR"), affiliates of RoseStar. The acquired assets previously were owned by each of Gerald W. Haddock, John C. Goff and Sanjay Varma (collectively, the "Sellers") in the ratios of 4.5%, 4.5% and 91%, respectively. Mister Haddock is the President, Chief Executive Officer and a director, and Mr. Goff is Vice Chairman and a director, of each of the Company and Crescent Real Estate Equities Company ("Crescent"). Sanjay Varma, together with his wife, Johanna Varma, are the principals of The Varma Group, Inc. (the "Varma Group"), a corporation that provides asset management services to RoseStar and certain of its subsidiaries in connection with their leasehold interests in certain hotel leases.

     Prior to the consummation of the RoseStar Transactions, the Company obtained a valuation of RoseStar, RSSW and RSCR from an independent national accounting firm. After considering the valuation and terms of the RoseStar Transactions, including the $2,000,000 aggregate purchase price, the disinterested directors of the Company determined that the RoseStar Transactions were fair to the Company and in the best interest of its shareholders.


                                    ROSESTAR

     RoseStar is a Texas limited liability company which owns (i) a 99% non-managing membership interest in RoseStar Southwest, LLC, a Texas limited liability company ("RoseStar Southwest"), (ii) a 99% managing membership interest in Canyon Ranch Leasing, LLC, an Arizona limited liability company ("Canyon Ranch") and (iii) 100% of the membership interests in Wine Country Hotel, LLC, a Delaware limited liability company, doing business as Vintage Resorts ("Vintage"). Immediately prior to the consummation of the RoseStar Transactions, and effective as of July 31, 1997, RoseStar acquired its interest in Vintage from the Sellers for a purchase price of $25,000 cash. The properties and business of RoseStar and its subsidiaries consist exclusively of lessee interests in certain hotel and resort properties within the United States.


               LESSEE INTERESTS OF ROSESTAR AND ITS SUBSIDIARIES

     RoseStar is lessee under a lease agreement (the "Marriott Lease") with Crescent Real Estate Equities Limited Partnership, a subsidiary of Crescent (the "Operating Partnership"), pursuant to which RoseStar leases from the Operating Partnership, on a triple net basis, a hotel and certain related assets located in Denver, Colorado. The Operating Partnership assigned to RoseStar substantially all of its interest in and to third party contracts and agreements relating to







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the leased property for the 120-month term of the Marriott Lease which expires on June 30, 2005. The Marriott Lease provides for the payment of base rent in amounts ranging from approximately $4.3 million to $4.8 million per year, and percentage rent of 4% of gross receipts from the sale of food and beverages and 22.5% of gross receipts from room rentals for each calendar month in which gross receipts from food and beverage sales or room rentals at the property exceed a floor amount to be determined in accordance with a formula based on actual monthly gross receipts and estimated annual gross receipts. Throughout the term of the Marriott Lease, RoseStar must maintain a net worth of at least $200,000.

        RoseStar Southwest is the lessee of the Hyatt Regency Beaver Creek in Avon, Colorado under a lease with Crescent Real Estate Funding II ("Funding II"), a subsidiary of Crescent, as lessor. Pursuant to the lease agreement (the "Beaver Creek Lease"), Funding II has assigned to RoseStar Southwest substantially all of its interest in and to third party contracts and agreements relating to the operation of the Hyatt Regency property. RoseStar Southwest leases the hotel and certain related assets on a triple net basis and will pay base rent of between approximately $3.2 million and $3.9 million per year during the 120-month term of the lease which expires on December 31, 2004. The lease also provides for the quarterly payment of percentage rent of 2.5% of gross receipts from sales of food and beverages and 17.5% of gross receipts from room rentals for each calendar month in which gross receipts from the sale of food and beverages or room rentals at the property exceed a floor amount to be determined in accordance with a formula based on actual monthly gross receipts and estimated annual gross receipts. The annual floor amounts for gross receipts from the sale of food and beverages and room rentals are $3.0 million and $9.3 million, respectively. RoseStar Southwest is required to maintain a net worth of at least $200,000 throughout the lease term.

        RoseStar Southwest is also the lessee of the Hyatt Regency Albuquerque in Albuquerque, New Mexico under a separate lease agreement (the "Albuquerque Lease") with Funding II as lessor. The provisions of the Albuquerque Lease are substantially similar to those of the Beaver Creek Lease, with the exception that RoseStar Southwest is obligated under the Albuquerque Lease to pay annual base rent of between approximately $3.3 million and $3.6 million and the annual floor amounts for gross receipts from the sale of food and beverages and room rentals are $2.0 million and $6.0 million, respectively.

        Canyon Ranch is the lessee of Canyon Ranch-Tucson under a lease with the Operating Partnership as lessor (the "Canyon Ranch Lease"). Canyon Ranch leases the Canyon Ranch-Tucson hotel and related assets on a triple net basis and will pay base rent in amounts ranging from approximately $3.7 million to $4.3 million per year during the 120-month term which expires on June 30, 2006. The Canyon Ranch Lease also provides for the payment of percentage rent ranging from 8.5% to 20% for each calendar year in which gross receipts from the operation of the Canyon Ranch-Tucson property exceed amounts ranging from $29.0 million to $40.0 million; provided however, that in no event will percentage rent payments exceed certain ceiling amounts to be determined in accordance with a formula based on estimated and actual annual gross receipts. Pursuant to the Canyon Ranch Lease, the Operating Partnership has assigned to Canyon Ranch substantially all of its interest in and to third party contracts and



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agreements relating to the operation of the Canyon Ranch-Tucson property.
Throughout the term of the lease, Canyon Ranch must maintain a net worth of at least $200,000.

         Vintage is lessee under a lease agreement (the "Sonoma Lease") with the Operating Partnership pursuant to which Vintage leases the Sonoma Mission Inn & Spa on a triple net basis during a 120-month term which expires on October 31, 2006. Pursuant to the Sonoma Lease, the Operating Partnership has assigned to Vintage substantially all of its interest in and to third party contracts and agreements relating to the operation of the Sonoma Mission Inn property. The Sonoma Lease provides for annual base rent payments in amounts ranging from approximately $5.3 million to $5.7 million and the quarterly payment of percentage rent of 30% of monthly gross hotel receipts (from sources other than the sale of food and beverages) in excess of a floor amount determined in accordance with a formula based on actual and estimated gross hotel receipts, and 10% of gross receipts from the sale of food and beverages. The annual floor amount for gross hotel receipts is $17.5 million and no percentage rent will be paid during the last two months of the lease term. Vintage is required to maintain a net worth of at least $200,000 throughout the lease term.

         Vintage is also the lessee of the Canyon Ranch-Lenox in Lenox, Massachusetts, under a separate lease agreement (the "Lenox Lease") with Crescent Real Estate Funding VI, L.P., a subsidiary of Crescent, as lessor. The provisions of the Lenox Lease are substantially similar to those of the Sonoma Lease, with the exception that Vintage is obligated under the Lenox Lease to pay monthly base rent of $200,000 and percentage rent ranging from 15% to 28% for each calendar year in which gross receipts from the operation of the Canyon Ranch-Lenox property exceed amounts ranging from $20.0 million to $35.0 million; provided however, that in no event will percentage rent exceed a ceiling amount to be determined in accordance with a formula based on estimated and actual annual gross receipts.


          ASSET MANAGEMENT AGREEMENTS BY ROSESTAR AND ITS SUBSIDIARIES

         Each of RoseStar, RoseStar Southwest and Vintage (the "Lessees") is a party to separate asset management agreements (the "Asset Management Agreements") with The Varma Group, Inc. (the "Varma Group"), pursuant to which the Varma Group has been engaged to be the exclusive manager of certain of the Lessees' assets, including their interests in the leases discussed in the preceding paragraphs, other than the Lenox Lease (the "Leases"). Under the Asset Management Agreements, the Varma Group's duties include, among others:
(i) obtaining required government licenses, permits, consents and approvals;
(ii) obtaining required consents and approvals of associations or other private entities or persons necessary for the operation of the hotel properties and related assets; (iii) preparing operating and capital budgets for the leased properties; (iv) assembling, organizing and maintaining records of the properties' operations and activities; (v) preparing written progress reports reflecting significant developments affecting the properties; and (vi) formulating policies, strategies and tactics for carrying out the Lessees' duties under the Leases.

         As consideration for its services under the Asset Management Agreements (which expire on July 31, 2002), the Varma Group will receive an annual base fee of $165,000 per hotel, plus annual cost of living adjustments. In addition, the Varma Group will be considered for a cash


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bonus or other remuneration in the event its performance under the individual
Asset Management Agreements so warrants in the discretion of the Lessee, and the Varma Group will be entitled to reimbursement of travel expense in excess of $20,900 per property per year. The Asset Management Agreements may be terminated without cause by any party upon giving prior notice as specified in the Asset Management Agreements. In the event a Lessee exercises it rights to terminate an Asset Management Agreement without cause before January 31, 2000, however, such Lessee must deliver, or cause to be delivered, to the Varma Group, a termination fee in an amount to be determined in accordance with a formula based on the value of the unexpired contract.


                     ACQUISITION OF STOCK OF RSSW AND RSCR

        As mentioned above, the Company also purchased all of the common stock, $.01 par value of each of RSSW and RSCR. RSSW owns a 1% managing interest in RoseStar Southwest and RSCR owns a 1% non-managing interest in Canyon Ranch. Such limited liability company holdings constitute all of the assets of RSSW and RSCR.

                     FUNDING FOR THE ROSESTAR TRANSACTIONS

        The purchase price of the acquired assets was funded with proceeds of the Company's $15 million short-term unsecured bank line of credit provided by NationsBank of Texas, N.A. The line of credit, which was obtained on August 27, 1997, has a one-year term (subject to the Company's right to renew the term for an additional one-year period) and bears interest at the LIBOR rate plus 1%.

        The primary source of repayment of the line of credit is anticipated to be a future equity offering, which the Company has agreed to use its best efforts to complete prior to maturity. The Company has obtained an agreement from Richard Rainwater, Gerald Haddock and John Goff (each a stockholder, director and/or officer of the Company) which provides that, if the Company does not raise from an equity offering funds sufficient to pay the bank debt when due (a "Successful Offering"), each of Messrs. Rainwater, Haddock and Goff jointly and severally agree to purchase the number of additional shares of the Company's common stock necessary to fund repayment of the line of credit (the "Support Payment"). The Company has agreed to sell such additional shares of common stock to Messrs. Rainwater, Haddock, and Goff at a price equal to the average closing bid price of the Company's common stock 10 days immediately preceding the date NationsBank notifies Messrs. Rainwater, Haddock and Goff that the Company has not completed a Successful Offering prior to maturity.

        The financial statements required to be filed with this Form 8-K, pursuant to Item 7 of Form 8-K, will be filed by the Company in a Form 8-K/A within 60 days after the filing of this Form 8-K, in accordance with Item 7(a)(4) and Item 7(b)(2) of Form 8-K.

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                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 15, 1997         CRESCENT OPERATING, INC.



                                   By:  /s/ JEFFREY L. STEVENS
                                        --------------------------------
                                        Jeffrey L. Stevens
                                        Treasurer, Chief Financial
                                        Officer and Secretary